                                   Exhibit 12

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                     Quarter Ended  Quarter Ended
                                                                        March 31,      March 31,
                                                                          2001          2002
                                                                     -------------  -------------
                                                                            (in thousands)
    Net loss .....................................................      $(4,198)      $(1,450)
    Add fixed charges:
      Interest costs  including  amortization  of debt issuance
        cost, discount on notes payable and fresh-start adjustment        4,402         3,591
                                                                        -------       -------

    Earnings before fixed charges ................................      $   204       $ 2,141

    Fixed charges:
      Interest costs  including  amortization  of debt issuance
       cost, discount on notes payable and fresh-start adjustment         4,402         3,591
                                                                        -------       -------
    Total fixed charges ..........................................      $ 4,402       $ 3,591
                                                                        -------       -------

    Deficiency of earnings to cover fixed charges ................      $(4,198)      $(1,450)
                                                                        =======       =======



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